Exhibit 10.31

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) dated as of March 20, 2018, and effective as of February 28, 2018 (the “Effective Date”) is entered into by Summit Semiconductor, Inc., a Delaware corporation (the “Company”), and Hallo Development Co., LLC or its assigns (the “Hallo”).

Recitals

WHEREAS, Focus Enhancements, Inc., a Delaware corporation (“Focus”), entered into that certain Asset Purchase Agreement, dated June 25, 2008 (the “Original Agreement”), with Hallo as the purchaser of certain assets;

WHEREAS, the Original Agreement was amended by that certain Amendment to Asset Purchase Agreement, dated October 26, 2010 (the “First Amendment”), between Focus and Hallo;

WHEREAS, Focus assigned its rights and obligations under the Original Agreement and the First Amendment to the Company pursuant to that certain Asset Purchase Agreement, dated July 31, 2010;

WHEREAS, the Original Agreement and the First Amendment were amended by that certain Second Amendment to Asset Purchase Agreement, dated December 5, 2016 (the “Second Amendment”), between the Company and Hallo;

WHEREAS, the Original Agreement, the First Amendment, and the Second Amendment were amended by that certain Consent, Amendment, and Termination Agreement, dated May 10, 2017 (the “Third Amendment” and together with the Original Agreement, the First Amendment, and the Third Amendment, the “Agreement”), between the Company and Hallo;

WHEREAS, at the time that the Company became a successor in interest to the Agreement, it was a Delaware limited liability company;

WHEREAS, the Company converted from a Delaware limited liability company to a Delaware corporation effective December 31, 2017 (the “Corporate Conversion”); and

WHEREAS, the Parties desire that the Agreement be amended to reflect the Corporate Conversion and modifications of certain provisions as specific below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the Parties hereto agree as follows:

Agreement

Section 1.          Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

Section 2.          Amendment to Agreement.

I.           Wherever the Company’s name appears as “Summit Semiconductor, LLC”, it shall be replaced with “Summit Semiconductor, Inc.”

II.          Wherever the phrase “Delaware limited liability company” appears, it shall be replaced with “Delaware corporation”.

III.        Wherever the terms “member” or “members” appears, each shall be replaced with “shareholder” or “shareholders”, respectively.

IV.        Wherever the term “certificate of formation” appears, it shall be replaced with “certificate of incorporation”.

V.          Wherever the term “Operating Agreement” appears, it shall be either replaced with “Certificate of Incorporation” or deleted in its entirety, as appropriate.

VI.        The Company’s principal office and address for notice shall be modified to 6840 Via Del Oro Ste. 280, San Jose, CA 95119.

VII.       Any other modifications, additions, or deletions reasonably necessary to properly interpret any of the Agreement to solely reflect the Corporate Conversion shall be deemed amended hereby accordingly.

VIII.      The definition of “Final Payment Date” in the Agreement is hereby amended and restated in its entirety to mean the earlier of (i) June 30, 2018, and (ii) five (5) days following the closing of an IPO.

IX.        Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:

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On the Final Payment Date pursuant to subsection (i) of the definition of “Final Payment Date”, Summit shall pay to Hallo a cash payment in the amount of all unpaid Outstanding Revenue Share Amount and accrued and unpaid interest thereon. On the Final Payment Date pursuant to section (ii) of the definition of “Final Payment Date”, Summit shall pay to Hallo a cash payment in the amount of $100,000 (“Third Payment”), which shall be applied to the Outstanding Revenue Share Amount as determined by Hallo in its sole discretion, and, after giving effect to the Third Payment, the remaining Outstanding Revenue Share Amount and all accrued and unpaid interest thereon will automatically and without further action by Summit or Hallo convert into the number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), Summit sold in the IPO as Hallo would have received had it purchased shares of Common Stock (the “Hallo Shares”) at a price per share equal to the lower of (the “Conversion Price”): (i) $4.50; and (ii) the price per share at which the shares of Common Stock were initially sold on the first (1st) day of public trading pursuant to the IPO, provided, however, that the Hallo Shares shall not be subject to a lock-up (or other restriction on transfer of any rights in respect thereof) for a period in excess of ninety (90) days from such first (1st) day of public trading. For the avoidance of doubt, upon such conversion the Borrower is entitled to such number of Lender Shares in an amount equal to (i) the amount of all unpaid Outstanding Revenue Share Amount and accrued and unpaid interest thereon, divided by (ii) the relevant Conversion Price. Notwithstanding anything to the contrary contained herein, Hallo agrees and acknowledges that the Hallo Shares are subject to restrictions on transfer of any rights in respect thereof pursuant to the Securities Act of 1933, as amended, and all rules and regulations promulgate thereunder.

Section 3.          Issuance of Warrant. In consideration of the extension of the “Final Payment Date” in the Agreement, the Company shall issue to Hallo on the date hereof a common stock purchase warrant to purchase 7,514 shares of the Company’s common stock, in substantially the form attached hereto as Exhibit A.

Section 4.          Ratifications; Inconsistent Provisions; Severability. Except as otherwise expressly provided herein the Agreement shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Agreement to “this Agreement”, “hereto”, “hereof, “hereunder” or words of like import referring to the Agreement shall mean the Agreement and as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Agreement, and this Amendment, the provisions of this Amendment shall control and be binding. In the event and to the extent that any provision of this Amendment shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Amendment, all of which shall remain fully enforceable as set forth herein.

Section 5.          Acknowledgments. Hallo acknowledges and agrees the Company is not default under the Agreement or any related transaction documents. As such, this Amendment represents the compromise between the Parties and is not intended as an admission of any default, liability, fault, claim, wrongdoing, or the like of or by the Company. The Company explicitly denies any and all liability with regard to any potential claims that could be made by Hallo and Hallo acknowledges the foregoing.

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Section 6.          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment (irrespective of the place where it is executed and delivered) shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Amendment), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each of the Parties hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either of the Parties shall commence an action, suit or proceeding to enforce any provisions of the Amendment, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.          Headings. The headings contained herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereto.

Section 8.          Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party. Facsimile, PFD, or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

SUMMIT SEMICONDUCTOR, INC.

By:	/s/ Brett Moyer
Name: Brett Moyer
Title: Chief Executive Officer

Acknowledged and Accepted as of the date first written above:

HALLO DEVELOPMENT CO., LLC

By:	/s/ David M. Howitt
Name: David M. Howitt
Title: Manager

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EXHIBIT A

Form of Common Stock Purchase Warrant

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